Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2025

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2025 Operating Results

DALLAS, TEXAS, July 29, 2025 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $149.0 million for the quarter ended June 30, 2025. In comparison, for the quarters ended March 31, 2025 and June 30, 2024, the Bank reported net income of $150.6 million and $187.3 million, respectively. For the six months ended June 30, 2025, the Bank reported net income of $299.6 million, as compared to $367.9 million for the six months ended June 30, 2024.

Total assets at June 30, 2025 were $116.1 billion, compared with $109.9 billion at March 31, 2025 and $127.7 billion at December 31, 2024. Average total assets decreased from $126.2 billion and $125.9 billion for the quarter and six months ended June 30, 2024, respectively, to $114.3 billion and $114.3 billion for the corresponding periods in 2025. The $6.2 billion increase in total assets during the second quarter of 2025 was primarily attributable to increases in the Bank's advances ($4.3 billion), short-term liquidity holdings ($2.3 billion) and mortgage loans held for portfolio ($0.3 billion), partially offset by a decrease in the Bank's long-term investments ($0.8 billion). The $11.6 billion decrease in total assets during the six months ended June 30, 2025 was attributable primarily to decreases in the Bank's short-term liquidity holdings ($8.7 billion) and advances ($3.6 billion), partially offset by increases in the Bank's mortgage loans held for portfolio ($0.4 billion) and long-term investments ($0.3 billion).

Advances totaled $64.1 billion at June 30, 2025, compared with $59.8 billion at March 31, 2025 and $67.7 billion at December 31, 2024. The Bank's mortgage loans held for portfolio totaled $6.2 billion at June 30, 2025, as compared to $5.9 billion at March 31, 2025 and $5.8 billion at December 31, 2024.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $1.1 billion, $1.2 billion and $0.2 billion at June 30, 2025, March 31, 2025 and December 31, 2024, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $18.4 billion at June 30, 2025, as compared to $19.1 billion at March 31, 2025 and $19.0 billion at December 31, 2024. At June 30, 2025, March 31, 2025 and December 31, 2024, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2025,

March 31, 2025 and December 31, 2024, the Bank's short-term liquidity holdings totaled $25.7 billion, $23.4 billion and $34.4 billion, respectively.

The Bank's retained earnings increased to $3.041 billion at June 30, 2025 from $2.941 billion at March 31, 2025 and $2.849 billion at December 31, 2024. On June 24, 2025, a dividend of $49.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2025 (and, for comparative purposes, as of March 31, 2025 and December 31, 2024, and for the quarters ended March 31, 2025 and June 30, 2024 and the six months ended June 30, 2024) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2025 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2025
(Unaudited, in thousands)

	June 30, 2025	March 31, 2025	December 31, 2024
Selected Statement of Condition Data:

Assets
Investments (1)	$45,342,669	$43,737,898	$53,740,886
Advances	64,103,762	59,808,271	67,743,248
Mortgage loans held for portfolio, net	6,162,061	5,883,689	5,764,053
Cash and other assets	451,925	454,722	476,861
Total assets	$116,060,417	$109,884,580	$127,725,048

Liabilities
Consolidated obligations
Discount notes	$24,944,135	$15,131,144	$21,637,276
Bonds	81,266,694	85,080,418	96,215,218
Total consolidated obligations	106,210,829	100,211,562	117,852,494
Mandatorily redeemable capital stock	1,711	7,302	181
Other liabilities	2,855,326	2,921,844	2,676,712
Total liabilities	109,067,866	103,140,708	120,529,387
Capital
Capital stock — putable	3,850,447	3,637,544	4,168,043
Retained earnings	3,040,934	2,941,210	2,848,948
Total accumulated other comprehensive income	101,170	165,118	178,670
Total capital	6,992,551	6,743,872	7,195,661
Total liabilities and capital	$116,060,417	$109,884,580	$127,725,048

Total regulatory capital (2)	$6,893,092	$6,586,056	$7,017,172

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Selected Statement of Income Data:
Net interest income (3)	$194,080	$187,700	$229,087	$381,780	$452,585
Other income	13,817	14,703	14,616	28,520	25,081
Other expense
Operating expense	28,811	28,031	28,419	56,842	55,110
Voluntary grants, donations and AHP contributions	8,785	2,134	1,778	10,919	2,846
Other	4,741	4,864	5,425	9,605	10,972
AHP assessment	16,564	16,750	20,809	33,314	40,878
Net income	$148,996	$150,624	$187,272	$299,620	$367,860

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of June 30, 2025, March 31, 2025 and December 31, 2024, total regulatory capital represented 5.94 percent, 5.99 percent and 5.49 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for credit losses.

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